ROLLERCOASTER : 15 TV




THE RIDE OF VOLATILITY






VXX
iPath S&P 500 VIX Short-Term Futures ETN
VXZ
iPath S&P 500 VIX Mid-Term Futures ETN


iPath


BARCLAYS

ROLLERCOASTER : 15 TV

VXX

iPath® S&P 500 VIX Short-Term Futures™ ETN

VXZ

iPath® S&P 500 VIX Mid-Term Futures™ ETN

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

iPath®
Exchange Traded Notes

www.ipathetn.com

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see "Risk Factors" in the applicable prospectus. The Securities are riskier than ordinary unsecured debt securities and have no principal protection.

The Securities are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

The Securities are speculative and may exhibit high volatility.

Barclays Global Investors Fund Distribution Company, an affiliate of Barclays Global Investors, N.A. ("BGINA"), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. ("BCI") are affiliates of Barclays Bank PLC.

BARCLAYS

"Standard & Poor's®", "S&P®", "S&P 500®", "Standard & Poor's 500™", "S&P 500 VIX Short-Term Futures™" and "S&P 500 VIX Mid-Term Futures™" are trademarks of Standard & Poor's, a division of The McGraw-Hill Companies, Inc. and have been licensed for use by Barclays. "VIX®" is a registered trademark of the Chicago Board Options Exchange, Incorporated and has been licensed for use by S&P. The Securities are not sponsored, endorsed, sold or promoted by Standard & Poor's or CBOE and Standard & Poor's and CBOE make no representation regarding the advisability of investing in the Securities.

NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE